UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

March 28, 2024

Date of Report (date of earliest event reported)

QT Imaging Holdings, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-40389	86-1728920
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

3 Hamilton Landing, Suite 160

Novato, CA 94949

(Address of principal executive offices)

(650) 276-7040

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	QTI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Definitive Material Agreement

Feasibility Study Agreement

On March 28, 2024, QT Imaging Holdings, Inc., a Delaware corporation (the “Company”), entered into a Feasibility Study Agreement (the “Feasibility Study Agreement”) with Canon Medical Systems Corporation, a company organized and existing under the laws of Japan (“Canon”). The term of the Feasibility Study Agreement commenced on March 28, 2024 and shall remain in force until the end of December 2024 or until the execution of a definitive agreement that clearly supersedes the Feasibility Study Agreement, whichever comes earlier. In connection with the Feasibility Study Agreement, Canon will initiate studies to evaluate the business, technical, and clinical values of the Company’s ultrasound breast scanner (the “QT Scanner”) including product quality validation, development and manufacturing studies, clinical evaluation, regulatory investigation, and market validation. Canon has no right to reverse engineer the QT Scanner and may only modify and disassemble the QT Scanner as necessary to conduct the feasibility study.

Under the terms of the Feasibility Study Agreement, the Company shall provide support for the feasibility study as agreed with Canon from time to time during the term of the Feasibility Study Agreement and shall use its commercially reasonable efforts to facilitate the feasibility study. Both parties confirm that the support provided by the Company will not result in significant costs to the Company, as it will only provide technical materials and knowledge that it already possesses and will not involve the creation of new materials or engineering. Each party will be responsible for covering its own expenses related to the feasibility study and the support, except if the parties agree in writing otherwise, one party shall pay to the other party an amount reasonable under the circumstances.

All know-how and intellectual property embodied in QT Scanner are owned by the Company and all rights not expressly granted by the Company are reserved.

During the term of the Feasibility Study Agreement, the Company shall give Canon first priority in any negotiations for collaborations, including joint development, contract manufacturing, and marketing, with respect to ultrasound breast scanners. The Company will notify Canon of its intent to enter into negotiations for any such similar collaboration but is under no obligation to identify the other party to such anticipated negotiations nor any of the financial terms of such collaboration; the Company’s only obligation is to notify Canon in writing that it intends to enter into negotiations for a collaboration similar to the feasibility study contemplated under the Feasibility Study Agreement and in such notice, include a general description of the subject matter of the collaboration. Canon may notify the Company in writing that it desires to enter into negotiations with the Company for the same collaboration. If Canon fails to give the Company such written notice within twenty-one calendar days after the Company’s written notice to Canon, the Company will have no further first priority obligations. If Canon gives the Company timely notice of its desire to enter into negotiations with the Company, the Company will prioritize the negotiations with Canon for such collaboration; provided, however, that nothing will be construed as an obligation on the Company to negotiate exclusively with Canon for such collaboration. The Company will have sole discretion to determine whether or not to enter into the collaboration with Canon or with another third party. Canon’s rights will extend to negotiations for each collaboration that the Company proposes to commence so long as the Company reasonably determines that such proposed collaboration has similar objectives to the feasibility study.

Either party may terminate the Feasibility Study Agreement in the event that: (a) proceedings are instituted by the other party in bankruptcy, reorganization, receivership, or dissolution; or (b) proceedings are instituted against the other party in bankruptcy, reorganization, or receivership, or dissolution and such proceedings have not been dismissed or otherwise terminated within sixty days following the date they were initiated; (c) if the other party makes an assignment for the benefit of creditors; or (d) a breach of the non-disclosure agreement between the parties with respect to any confidential information exchanged in connection with this Feasibility Study Agreement.

The foregoing description is qualified in its entirety by reference to the Feasibility Study Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit	Description

10.1	Feasibility Study Agreement, dated as of March 28, 2024, by and between QT Imaging Holdings, Inc. and Canon Medical Systems Corporation.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 1, 2024	QT Imaging Holdings, Inc.

	By:	/s/ Dr. Raluca Dinu
	Name:	Dr. Raluca Dinu
	Title:	Chief Executive Officer